Exhibit 99.1

MONEY CENTERS OF AMERICA ANNOUNCES FINANCING AND FINAL PAYMENT TO EQUITEX IN SETTLEMENT OF LAWSUIT.

Thursday, October 13, 9:15 am ET

KING OF PRUSSIA, Pa., Oct. 13 /PRNewswire-FirstCall/ - Money Centers of America, Inc. (OTC Bulletin Board: MCAM - News), a leading provider of cash access and Transaction Management Systems to the gaming industry, today announced that it recently completed its financial obligations under its previously-announced settlement agreement with Equitex, Inc. and Chex Services, Inc. by payment of $500,000.

The settlement was reached in July 2005 and resulted in a $1.5 million reduction in the Company's $2 million note payable to Equitex. The payment fully completes the settlement and termination of litigation and resolves all matters with Equitex and Chex Services. In addition, the Company recently settled litigation with the former owners of its Available Money business earlier this year. As a result of these two settlements the Company now currently has no material litigation matters pending. "Settling these two lawsuits is a major step for us as it compensated our Company for the damages we suffered. We now are in a stronger position to continue our growth and profitability improvements" said Christopher Wolfington, Chairman and CEO of Money Centers of America.

The Company funded the settlement payment with the proceeds from four notes issued totaling $625,000. The notes are due June of 2006 and bear interest at 10% interest. The holders of the notes also received 62,500 warrants exercisable at $0.01 per share. "The elimination of litigation costs in excess of $200,000 per quarter during 2004 and early 2005 will help us build upon our second quarter results which marked the Company's first quarter during which it achieved a net profit. With this litigation behind us, we now plan to move forward in obtaining more traditional financing for our working capital and expansion needs and believe we can lower our financing costs significantly upon implementation of new credit facilities" said Jay Walsh, Vice President of Finance and CFO of Money Centers of America.

"Without the cost and distraction of these litigation matters we can now focus on our plan to bring our Transaction Management System (TMS) to the market in concert with our continuing efforts to pursue new customers. We are extremely excited about our TMS system and hope to revolutionize our industry by offering a dramatic cost reduction opportunity to casinos" said Wolfington.


About Money Centers of America:


Money Centers of America, Inc. provides cash access and Transaction Management Systems for the gaming industry, focusing on the development of specialty transactions and proprietary services in the cash access segment of the funds transfer industry. For a complete corporate profile on Money Centers of America, Inc., please visit our corporate website at http://www.moneycenters.com.

Safe Harbor Notice: Certain matters discussed in this news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," anticipate," believe," estimate," continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, our ability to maintain our contractual relationships with casinos and other risks detailed from time to time in our filings with the Securities and Exchange Commission.